Exhibit 99.1

Microsoft Announces Reed Hastings Will Not Seek Re-Election

to Microsoft Board

Hastings will continue to serve through November shareholder meeting

REDMOND, Wash. — Oct. 9, 2012 — Microsoft Corp. today announced that Reed Hastings, founder, chairman and CEO of Netflix Inc., has decided that he will not seek re-election to Microsoft’s board of directors at the company’s 2012 annual meeting of shareholders.

“Reed has been a terrific board member, and his insights and experience have really helped guide us through a critical period of transformation for both Microsoft and the industry,” said Steve Ballmer, CEO of Microsoft.

Hastings, who currently serves as the lead independent director on the Microsoft board, will continue to serve through the annual meeting of Microsoft shareholders in November 2012. The board will appoint a new lead independent director at that time.

“I’m thrilled to have served on the board at such a pivotal time for Microsoft, including the development of Windows 8, Windows RT and Microsoft Surface, which will bring exciting new opportunities for customers and the industry as a whole,” said Hastings, 51, who joined the Microsoft board in March 2007. “I’ve decided to reduce the number of boards I serve on, so that I can focus on Netflix and on my education work.”

Hastings currently serves on the boards of Netflix, Facebook, Microsoft, Dreambox Learning, the Knowledge Is Power Program (KIPP), and the California Charter Schools Association (CCSA).

The Microsoft board has traditionally ranged between nine and 11 members. The board added two new members with extensive tech industry experience earlier this year, with

John W. Thompson, CEO of Virtual Instruments and former chairman and CEO of Symantec Corp., joining in February, and Stephen J. Luczo, chairman, president and CEO of Seagate Technology PLC, joining in May.

With Hasting’s decision, nine directors have been nominated for re-election to the Microsoft board: Bill Gates, Microsoft chairman; Steve Ballmer, CEO, Microsoft; Dina Dublon, former chief financial officer, JPMorgan Chase; Maria M. Klawe, president, Harvey Mudd College; Stephen J. Luczo, chairman, president and CEO, Seagate Technology; David F. Marquardt, general partner, August Capital; Charles H. Noski, former vice chairman, Bank of America Corp.; Dr. Helmut Panke, former chairman of the board of management, BMW AG; and John W. Thompson, CEO, Virtual Instruments.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, press only:

Peter Wootton, Waggener Edstrom Worldwide, (971) 409-0069,

peterw@waggeneredstrom.com

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@waggeneredstrom.com

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/news/contactpr.mspx.